EXHIBIT 99.1

THE CHEESECAKE FACTORY NAMED ON FORTUNE’S “100 BEST COMPANIES TO WORK FOR” LIST FOR FIRST TIME IN COMPANY HISTORY

List recognizes companies with top employee ratings based on independent surveys

CALABASAS HILLS, CALIF., (January 16, 2014) The Cheesecake Factory® Incorporated (NASDAQ: CAKE) announced today that FORTUNE magazine has recognized it as one of the “100 Best Companies to Work For®.”  The Cheesecake Factory ranked 92, and is one of only 2 restaurant companies on the list, which FORTUNE publishes annually based on surveys of current employees to identify and recognize companies that create positive work environments, with high employee morale and fulfillment.

“From the very beginning, I always believed that working at The Cheesecake Factory is unlike working anywhere else—what our staff members do is extremely demanding and challenging, particularly because they do it with so much care and attention to detail,” said David Overton, Founder, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “I’m very proud that The Cheesecake Factory has been named on the 2014 FORTUNE 100 Best Companies to Work For list, one of the highest honors a company can aspire to, and one that recognizes our staff members’ and managers’ passion for excellence, our teamwork and trust, and how we help and support one another.”

In recognizing The Cheesecake Factory, FORTUNE noted that 92% of its employees said they felt proud to tell others that they worked at The Cheesecake Factory, highlighting a fun and cooperative work environment, great communication, and great bosses as key sources of pride.

“At The Cheesecake Factory, we recognize that our people are our greatest resource, and we have built a culture based on a foundation of excellence in everything we do for our guests and for our staff members,” said David Gordon, President of The Cheesecake Factory Incorporated. “This award is a testament to the commitment and dedication of our staff members and managers and their contributions to making The Cheesecake Factory unlike any other place to work.”

The full list and related stories will be published in the February 4, 2014 edition of FORTUNE magazine.

About FORTUNE

Fortune is a global business magazine that has been revered in its content and credibility since 1930. Published biweekly, every issue is completely saturated with profoundly deep and extensively detailed analyses of the entire field of business, including specific companies, tendencies, prominent people, and new ideas that are characterizing the modern world. Fortune magazine is particularly well-known for its exceptionally reliable annual rankings of companies. Examples of these highly researched features are the “Fortune 500,” which ranks the world’s companies by gross revenue and the “Best Companies to Work For,” both of which have become industry benchmarks. This publication furthers understanding of the economy, provides implementable business strategy, and maximizes ability to make objective decisions. Fortune magazine is prized in its category of magazines and has been proven a reliable source of integral knowledge.

About Great Place to Work

Great Place to Work® is a global consulting and management training firm specializing in workplace excellence and development of high-trust organizational cultures. Its proprietary research tool, the Trust Index© Employee Survey is taken by over 10 million employees in 45 countries annually. Leading companies worldwide apply its Model® to increase the levels of trust across their organizations and drive business results. Annually, Great Place to Work® produces the annual FORTUNE 100 Best Companies to Work For® list and the Great Place to Work® Best Small and Medium Workplaces list.  Follow Great Place to Work® online at www.greatplacetowork.com and on Twitter at @GPTW_US. To read more about Great Place to Work’s review of The Cheesecake Factory, please visit http://us.greatrated.com/cheesecake-factory.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 180 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 168 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, four The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.TheCheesecakeFactory.com.

MEDIA CONTACTS

Murphy O’Brien Public Relations

Susan Pasarow / Anna Whitlow / Jenny Burke / Suzanne Davis

310-453-2539

cheesecake@murphyobrien.com